EXHIBIT 99.1

February 10, 2023

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Third Quarter

MIDLAND, TX – 02/10/2023 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $1,244,785, or $0.56 per diluted share, for the Company’s third quarter of fiscal 2023 compared with $753,302, or $0.35 per diluted share, for the third quarter of fiscal 2022. Operating revenues in the third quarter of fiscal 2023 were $2,581,210. The average sales price of oil and natural gas for the three months ending December 31, 2022 was $82.15 per barrel and $5.04 per Mcf, respectively.

Net income for the nine months ending December 31, 2022 was $3,755,173, or $1.70 per diluted share, an increase of 102% compared with the same nine-month period of fiscal 2022. Operating revenues in the first nine months of fiscal 2023 increased 67% to $7,355,975. This increase resulted from a 26% increase in barrels of oil equivalent (“BOE”) production volumes as well as the average sales price of oil and natural gas for the nine months ending December 31, 2022 to $94.06 per barrel (a 35% increase) and $6.28 per Mcf (a 46% increase), respectively.

The Company currently plans to participate in the drilling and completion of approximately 50 horizontal wells at an estimated aggregate cost of approximately $4,000,000 for the fiscal year ending March 31, 2023 an increase of 214% over fiscal 2022. To date, Mexco has participated with various percentage interests in the drilling of 33 of these wells in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico and 12 of these wells in the Midland Basin located in the eastern portion of the Permian Basin in Reagan County, Texas with aggregate costs of approximately $3,700,000 to date.

The Company’s President and Chief Financial Officer stated, “We have a significant inventory of undrilled locations, cash on hand of $1,500,000, and no debt.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2022. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer, at Mexco Energy Corporation, (432) 682-1119.